UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2006 (January 27, 2006)

Blue Ridge Real Estate Company

Big Boulder Corporation

(Exact Name of Registrant Specified in Charter)

0-28-44 (Blue Ridge)

24-0854342 (Blue Ridge)

Pennsylvania

0-28-43 (Big Boulder)

24-0822326 (Big Boulder)

(State or Other Jurisdiction of Incorporation)

(Commission File Number)

(I.R.S. Employer Identification No.)

P. O. Box 707, Blakeslee, Pennsylvania                       18610-0707

(Address of Principal Executive Offices)                                                       (Zip Code)

(570) 443-8433

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On January 27, 2006, Big Boulder Corporation (the “Company”) entered into an agreement with Popple Construction, Inc. (the “Contractor”), whereby the Contractor agreed to provide infrastructure improvements (the “Improvements”) to the Boulder Lake Village Residential Development, located at Big Boulder ski area in Lake Harmony, Pennsylvania (the “Agreement”).

Pursuant to the Agreement, the Company will pay the Contractor an aggregate of $2,255,387 for the Improvements, payable in monthly progress payments based on the amount of work completed.  The Improvements are scheduled to commence on February 10, 2006 (the “Commencement Date”) and are scheduled to be “substantially complete” within 240 days of the Commencement Date.  The Contractor agrees to complete the Improvements and finish all other required work within 270 days of the Commencement Date.

If the Contractor fails to perform its obligations in a timely manner, the Company may terminate the Agreement.  Additionally, if the Improvements are not completed according to the schedule set forth in the Agreement, the Contractor will be liable to the Company for liquidated damages in the amount of $400 per calendar day of delay.

The foregoing is only a summary of the Agreement.  You are urged to read the Agreement in its entirety for a more complete description of the terms and conditions of the Agreement.  A copy of the Agreement is attached hereto as Exhibit 10.1.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

10.1	Agreement, dated January 27, 2006, by and between Big Boulder Corporation and Popple Construction, Inc. for infrastructure improvements to the Boulder Lake Village residential development.
.

1-PH/2360092.2

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE REAL ESTATE COMPANY BIG BOULDER CORPORATION

Date: February 2, 2006	By: /s/ Eldon D. Dietterick
Name: Eldon D. Dietterick Title: Executive Vice President and Treasurer

1-PH/2360092.2

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated January 27, 2006, by and between Big Boulder Corporation and Popple Construction, Inc. for infrastructure improvements to the Boulder Lake Village residential development.

1-PH/2360092.2